Exhibit (d)(12)

EXECUTION VERSION

LIMITED GUARANTEE

THIS LIMITED GUARANTEE (“Guarantee”) made as of June 15, 2018, by George Feldenkreis, individually (“Guarantor”), in favor of Perry Ellis International, Inc., a Florida corporation (the “Company”).

RECITALS

WHEREAS, the Company, Feldenkreis Holdings LLC, a Delaware limited liability company (“Parent”), and GF Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company on the terms and subject to the conditions of the Merger Agreement (the “Merger”);

WHEREAS, Guarantor owns, beneficially and of record, all of the outstanding equity interests of Parent;

WHEREAS, pursuant to the Merger Agreement, Guarantor has executed and delivered a Pledge and Security Agreement by and between the Company and Guarantor, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Pledge Agreement”), to pledge and grant a continuing security interest in the Collateral (as defined in the Pledge Agreement) as additional security for the Secured Obligations (as defined Pledge Agreement);

WHEREAS, pursuant to the Merger Agreement, Guarantor is required to execute and deliver this Guarantee to guarantee the full and prompt payment of the Secured Obligations; and

WHEREAS, all capitalized terms used herein which are not herein defined shall have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, Guarantor agrees and covenants with the Company as follows:

1.                                      Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees as a primary obligor and not merely as surety to the Company, the full and prompt payment of One Hundred Percent (100%) of the Secured Obligations as and when due and payable in accordance with the Merger Agreement (such Guarantee obligations hereinafter may be referred to as the “Guaranteed Obligations”) subject to the terms and conditions herein. Notwithstanding anything contained herein to the contrary, (a) recourse on this Guarantee in respect of the Guaranteed Obligations is limited to the Collateral (as defined in the Pledge Agreement) pledged by Guarantor pursuant to the Pledge Agreement, and (b) the Company acknowledges and agrees that its sole recourse against Guarantor under this Guarantee in respect of the Guaranteed Obligations shall be the Collateral and that the Company shall not have any other recourse against Guarantor or any of his other assets or properties whatsoever.

2.                                      Guarantor agrees that nothing contained in this Guarantee will prevent the Company from foreclosing on the security interest securing the Guaranteed Obligations or from exercising any rights available to the Company thereunder. Guarantor hereby authorizes and empowers the Company to exercise, in its sole discretion, any rights and remedies, or any combination thereof, which may then be available, since it is the intent and purpose of Guarantor that the obligations under this Guarantee will be absolute, independent and unconditional under any and all circumstances.  Guarantor hereby waives (a) promptness, diligence, notice of the acceptance of this Guarantee and of the Guaranteed Obligations, presentment for payment or performance, notice of non-payment or non-performance, default, demand, protest, acceleration or dishonor, and (b) to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person or entity against Parent.  Guarantor agrees that this Guarantee shall remain in full force and effect without regard to, and shall not be affected or impaired by, any invalidity, irregularity or unenforceability in whole or in part of the Merger Agreement.  Guarantor waives any and all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to Guarantor by reason of any Law or otherwise.   To the fullest extent permitted by applicable law, Guarantor hereby expressly and irrevocably waives any and all rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by the Company.  Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

3.                                      Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement, the Pledge Agreement or that certain letter agreement dated as of even date herewith from Guarantor to Feldenkreis Holdings LLC (the “Equity Commitment Letter”).  This Guarantee is a guarantee of payment and not of collection, and a separate action or actions may be brought and prosecuted by the Company against Guarantor to enforce this Guarantee, irrespective of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub are joined in any such action or actions.  To the extent that any payment to the Company in respect of the Guaranteed Obligations is rescinded or must otherwise be, and is, returned to Guarantor for any reason whatsoever, Guarantor shall remain liable hereunder on the terms and subject to the conditions hereof as if such payment had not been made.

4.                                      Guarantor agrees that the Company may, in its sole discretion, at any time and from time to time, without notice to or further consent of Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent or Merger Sub without in any way impairing or affecting Guarantor’s obligations under this Guarantee or affecting the validity or enforceability of this Guarantee.  Guarantor agrees that, subject to the terms and provisions hereof, the obligations of Guarantor hereunder shall not be released or discharged, in whole or in part, and shall not be conditioned upon or otherwise affected by (whether or not Guarantor has any knowledge or notice thereof and without further consent of Guarantor): (a) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or Guarantor; (b) any change in the time, place, manner or terms of payment of any of the Guaranteed Obligations, or any extension of the time of payment of, renewal, rescission, waiver, compromise or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any agreement entered into by the Company and Parent and/or Merger Sub in connection therewith; (c) any renewal, rescission, waiver, compromise or other amendment or modification of any terms or provisions of the Merger Agreement, the Equity Commitment Letter or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (d) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations; (e) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (f) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (g) the existence of any claim, set-off or other right which Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with the Guaranteed Obligations or otherwise; (h) the adequacy of any other means the Company may have of obtaining payment related to the Guaranteed Obligations; (i) any lack or limitation of status or power, incapacity, disability or other legal limitation of Parent or Merger Sub in respect of any Guaranteed Obligations or the lack of validity or enforceability of the Merger Agreement, the Equity Commitment Letter or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (j) any breach of the Merger Agreement; or (k) any other act or omission that may in any manner or to any extent vary the risk of Guarantor or otherwise operate as a discharge of Guarantor as a matter of law or equity (other than payment of the Guaranteed Obligations).

5.                                      The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Guarantor’s obligations hereunder.

6.                                      Guarantor hereby represents and warrants as follows:

a.              he has the legal capacity and authority to execute, deliver and perform this Guarantee and the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not and will not conflict with or result in any violation of or contravene any applicable law, governmental order or contractual restriction binding on Guarantor or any of his assets;

b.              except as provided in this Guarantee and the Pledge Agreement, the execution, delivery or performance by Guarantor of this Guarantee will not result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Guarantor pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement, or any other material agreement, contract or instrument to which Guarantor is a party or by which he or any of his property or assets is bound or to which he may be subject;

c.               (i) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by Guarantor have been obtained or made and all conditions thereof have been duly complied with, and (ii) no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Guarantee by such Guarantor; and

d.              this Guarantee has been duly and validly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to the Enforceability Exceptions.

7.                                      Unless the Merger Agreement is terminated in accordance with Section 7.2 or 7.3 thereof, Guarantor, on behalf of himself and his Affiliates, Representatives, family members and financing sources of Parent (the “GF Group”), hereby agrees (a) not to request or seek to compel the Company to call the 2018 Annual Meeting of Shareholders of the Company and (b) not to directly or indirectly solicit, and to cause his and their respective Representatives not to directly or indirectly solicit, proxies or take any other similar action in opposition of the Company’s nominations for directors of the Company at the 2018 Annual Meeting of the Shareholders of the Company (including any adjournments or postponements thereof, the “2018 Annual Meeting”); provided, that the Company hereby agrees while the Merger Agreement is still in effect not to hold the 2018 Annual Meeting unless compelled by a court of competent jurisdiction pursuant to applicable law, and in furtherance of the foregoing the Company shall, upon the request of a shareholder seeking to compel the 2018 Annual Meeting, use its commercially reasonable efforts to resist any such motion by a shareholder and also to use its commercially reasonable efforts to try and persuade a court from issuing an order compelling the Company to hold the 2018 Annual Meeting and Guarantor hereby agrees to cooperate with the Company in good faith in connection with such commercially reasonable efforts; it being acknowledged and agreed that upon the issuance of any such order of a court of competent jurisdiction pursuant to applicable law compelling the 2018 Annual Meeting, the Company will comply therewith.  Notwithstanding the generality of the foregoing, (i) if so compelled to hold the 2018 Annual Meeting by a court of competent jurisdiction pursuant to applicable law and (ii) at such time (x) Guarantor and the GF Group have complied with their obligations set forth in the first sentence of this Section 7 above, (y) Parent has a right to terminate the Merger Agreement pursuant to Section 7.3(a) or Section 7.3(c) of the Merger Agreement and (z) any solicitation of proxies or similar action by Guarantor or the GF Group in connection with the 2018 Annual Meeting is limited to the nominees for director identified by Guarantor in his May 18, 2018 nomination notice submitted to the Company in connection with the 2018 Annual Meeting, then clause (b) of the first sentence of this Section 7 above shall immediately terminate upon the Company’s receipt of a written notice of Parent notifying the Company of Parent’s intent to solicit proxies in opposition of the Company’s nominations for directors of the Company at the 2018 Annual Meeting; provided, that, in order for Guarantor and the GF Group to exercise such rights, if Parent has a right to terminate the Merger Agreement pursuant to Section 7.3(c) of the Merger Agreement, Guarantor shall continue to use its reasonable best efforts to consummate the Merger in accordance with the terms of the Merger Agreement.

8.                                      No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver hereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to the Company, or allowed to it by law, in equity or by other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

9.                                      This Guarantee shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. This Guarantee shall not be assigned, in whole or in part, by operation of law or otherwise by Guarantor without the express written consent of the Company and any attempted assignment without such consent shall be null and void. This Guarantee will terminate and cease to be of force and effect upon the earlier to occur of (a) the Effective Time, and (b) 75 days following the termination of the Merger Agreement in accordance with its terms, unless one or more claims with respect to one or more Guaranteed Obligations has been asserted by the Company in writing against Guarantor prior to the end of such 75-day period, in which case this Guarantee will continue in effect until the resolution of such claims and satisfaction, to the extent required, of such Guaranteed Obligations, whereupon this Guarantee will terminate.

10.                               This Guarantee may not be amended except in writing signed by Guarantor and the Company.

11.                               In the event that any provision hereof is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any court, this Guarantee shall be construed as not containing such provisions, and the invalidity of such provisions shall not affect other provisions hereof which are otherwise lawful and valid and shall remain in full force and effect.

12.                               This Guarantee, together with the Merger Agreement and the Pledge Agreement, constitutes the entire agreement with respect to the Guaranteed Obligations and supersedes all prior agreements and understandings both oral and written, between the parties with respect to such subject matter.  This Guarantee may be executed in counterparts which together shall constitute one instrument.  It shall not be necessary for all parties to sign the same counterpart.

13.                               Each party acknowledges that such party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

14.                               The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief against any other party to prevent breaches or threatened breaches of this Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction.  Each party hereto further agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (a) any other party has an adequate remedy at law or (b) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity.

15.                               All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Guarantor, to:

George Feldenkreis
4810 NW 74 Ave

Miami, FL 33166
Facsimile:                                   (305) 864-1813

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY  10019
Attention:    Steve Wolosky, Esq.

Elizabeth R. Gonzalez-Sussman, Esq.

Michael R. Neidell, Esq.
Facsimile:                                   (212) 451-2222

If to the Company, to:

Perry Ellis International, Inc.
3000 N.W. 107th Avenue
Miami, Florida 33172
Attention:     Tricia Thompkins, General Counsel

J. David Scheiner, Chairman of the Special Committee

Facsimile:     (786) 221-8735

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY  10019-6064
Attention:     Kelley D. Parker, Esq.

Robert B. Schumer, Esq.

Facsimile:     (212) 757-3900

and

Akerman LLP
98 Southeast Seventh Street, Suite 1100
Miami, FL 33131

Attention:     Stephen Roddenberry, Esq.

Carl D. Roston, Esq.

Facsimile:     (305) 374-5095

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

16.                               This Guarantee and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflict or choice of laws provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.  Each of the parties hereto (a) irrevocably agrees that all actions or proceedings (whether in contract or tort, at law or in equity or otherwise) that may be based upon, arise out of or relate to this Guarantee, or the negotiation, execution or performance of this Guarantee (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Guarantee or as an inducement to enter into this Guarantee) shall be exclusively resolved in the Court of Chancery of the State of Delaware and, if the Court of Chancery of the State of Delaware denies jurisdiction, then the state courts or the Federal courts located in New York County, in the State of New York, (b) irrevocably agrees service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 15 shall be effective service of process against it for any such action, suit or proceeding brought in any such court, and (c) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action, suit or proceeding in any such court.  Each of the parties hereto hereby agrees that a final judgment in any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

17.                               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTEE.  EACH PARTY TO THIS GUARANTEE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

[Signature page follows]

IN WITNESS WHEREOF, Guarantor has executed this Guarantee effective as of the day and year first above written.

/s/ George Feldenkreis
George Feldenkreis

Accepted and Agreed:

PERRY ELLIS INTERNATIONAL, INC.

By:	/s/ Oscar Feldenkreis
	Name:	Oscar Feldenkreis
	Title:	Chief Executive Officer

[Signature Page to Limited Guarantee]